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                                                                      EXHIBIT 12
                           COLONIAL PROPERTIES TRUST
                      RATIO OF EARNINGS TO FIXED CHARGES
                   (all amounts in thousands, except ratios)
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
                                 For the Nine                              For the Year Ended
                                 Months Ended   ----------------------------------------------------------------------
Description                        09/30/97       12/31/96       12/31/95       12/31/94       12/31/93       12/31/92
----------------------------------------------------------------------------------------------------------------------

Fixed Charges:
-------------
Interest expense                   $  28,796      $  24,584      $  24,060      $  10,877      $  12,722      $  14,509
Capitalized interest                   2,973          3,745            868            333              0            132
Debt costs amortization                1,192            707          2,446          2,244            737            249
                                   ---------      ---------      ---------      ---------      ---------      ---------

Total Fixed Charges                $  32,961      $  29,036      $  27,374      $  13,454      $  13,509      $  14,890

Earnings Plus Fixed Charges:
---------------------------
Income before property sales
  and extraordinary items          $  31,870      $  40,779      $  25,304      $  16,645      $   4,220      $    (780)
Fixed Charges                         32,961         29,036         27,374         13,454         13,509         14,890
                                   ---------      ---------      ---------      ---------      ---------      ---------

Total                              $  64,831      $  69,815      $  52,678      $  30,099      $  17,729      $  14,110

Ratio of Earnings to
  Fixed Charges                         1.97           2.40           1.92           2.24           1.31           0.95
                                   =========      =========      =========      =========      =========      =========
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